EXHIBIT 99.2

Occidental Petroleum Corporation

JIM LIENERT
Executive Vice President and Chief Financial Officer

– Conference Call –
Second Quarter 2011 Earnings Announcement

July 26, 2011
Los Angeles, California

Thank you Chris.
I will now discuss the second quarter results for the Company and Steve Chazen will follow with guidance for the second half of the year.
Core income was $1.8 billion or $2.23 per diluted share in the second quarter this year, compared to $1.1 billion or $1.32 per diluted share in the second quarter of last year.  Net income was $1.8 billion or $2.23 per diluted share in the second quarter this year, compared to $1.1 billion or $1.31 per diluted share in the second quarter of last year.
Here’s the segment breakdown for the second quarter.
Oil and gas segment earnings for the second quarter of 2011 were $2.6 billion, compared with $1.9 billion in the same period of 2010.  The improvement in 2011 was driven mainly by higher commodity prices.  The second quarter 2011 realized prices increased on a year-over-year basis by 39 percent for crude oil, 31 percent for NGLs and 2 percent for domestic natural gas prices.  Sales volumes for the second quarters of 2011 and 2010 were flat at 705,000 BOE per day. Production volumes were 715,000 BOE per day in the second quarter of 2011, compared to 701,000 in the second quarter of 2010.
The production guidance assumptions we gave you in last quarter’s conference call were at a $95 WTI average price assumption.  The actual average second quarter oil price of $102.56 reduced our production volumes by about 5,000 BOE per day.
●	Domestic production volumes were 424,000 BOE per day, compared to our guidance of 425,000 BOE per day. The higher crude oil prices reduced Long Beach volumes by about 1,000 BOE per day.
●	Latin America volumes were 33,000 BOE per day.
●	In the Middle East region:
	○	We recorded no production in Libya, consistent with our guidance.
	○	In Iraq, we produced 5,000 BOE per day. The decline from first quarter volumes was due to the timing of development spending.
○
Yemen daily production was 23,000 BOE, compared to 33,000 BOE in the first quarter.  Civil unrest and operational issues reduced our daily production by 3,000 BOE and higher prices and lower development spending rates reduced daily volumes by 7,000 BOE.

	○	The remainder of the Middle East had production of 230,000 BOE per day, compared with 235,000 BOE per day in the first quarter. Qatar’s production was lower by 7,000 BOE per day mainly due to planned maintenance and mechanical issues.
●
Our second quarter sales volume guidance, which assumed a $95 WTI oil price, was 725,000 BOE per day, which translates to about 720,000 BOE per day at the higher actual prices for the quarter.  Our actual volumes were 705,000 BOE per day.  The lower volumes resulted mainly from the lower production in Yemen and Qatar and the timing of liftings in Oman and Qatar.

●
Second quarter 2011 realized prices improved for all our products over the first quarter of the year.  Our worldwide crude oil price was $103.12 per barrel, an increase of 12 percent, worldwide NGLs were $57.67 per barrel, an improvement of 10 percent, and domestic natural gas prices were $4.27 per MCF, an increase of 1 percent.  The second quarter of 2011 realized oil price represents 101 percent of the average WTI price for the quarter.

●
Oil and gas cash production costs were $11.88 a barrel for the first six months of 2011, compared with last year's twelve-month costs of $10.19 a barrel.  The cost increase reflects more workover and maintenance activity and higher support costs.

●	Taxes – other than on income, which are directly related to product prices, were $2.36 per barrel for the first half of 2011, compared to $1.83 per barrel for all of 2010.
●	Total exploration expense was $62 million in the quarter.
Chemical segment earnings for the second quarter of 2011 were $253 million, compared to $219 million in the first quarter of 2011.  The second quarter results, one of the highest ever reported for the Chemical segment, reflect higher margins and volumes across most product lines.
Midstream segment earnings for the second quarter of 2011 were $187 million, compared to $114 million in the first quarter of 2011 and $13 million in the second quarter of 2010.  The increase from first quarter earnings was mainly due to higher marketing income and improved margins in the gas processing business.
The worldwide effective tax rate was 38 percent for the second quarter of 2011.  Our higher proportionate domestic income brought us closer to the U.S. statutory rates.  Our second quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”
Let me now turn to Occidental’s performance during the first six months.
Core income was over $3.4 billion or $4.19 per diluted share, compared with $2.2 billion or $2.67 per diluted share in 2010.  Net income was $3.4 billion or $4.13 per diluted share for the first six months of 2011, compared with $2.1 billion or $2.61 per diluted share in 2010.
Cash flow from operations for the first six months of 2011 was $5.6 billion.  We used $3.0 billion of the company’s total cash flow to fund capital expenditures and $1.2 billion on net acquisitions and divestitures.  We used $685 million to pay dividends and $1.0 billion to retire debt.  These and other net cash flows resulted in a $2.0 billion cash balance at June 30.  Free cash flow from continuing operations after capital spending and dividends but before acquisition and debt activity was about $1.8 billion.
Capital spending was $3.0 billion for the first six months of which $1.6 billion was spent in the second quarter.  Year to-date capital expenditures by segment were 85 percent in oil and gas, 13 percent in midstream and the remainder in chemicals.
Our net acquisition expenditures in the first six months were $1.2 billion, which are net of proceeds from the sale of our Argentina operations.  The acquisitions included the South Texas purchase, a payment in connection with the signing of the Shah Field Development Project and properties in California and the Permian.
The weighted-average basic shares outstanding for the first six months of 2011 were 812.5 million and the weighted-average diluted shares outstanding were 813.3 million.
Our debt to capitalization ratio declined to 11 percent, compared with 14 percent at the end of last year.  Oxy’s annualized return on equity for the first half of 2011 was 20 percent.
Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
I will now turn the call over to Steve Chazen to discuss the guidance for the third quarter.

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Executive Officer

– Conference Call –
Second Quarter 2011 Earnings Guidance

July 26, 2011
Los Angeles, California

Thank you Jim.
As we look ahead to the back half of the year:
●	At average oil prices of about $95 WTI, we expect the back half of the year oil and gas production to be as follows:
●
Domestic volumes are expected to increase by about 3,000 – 4,000 BOE per day each month compared to the previous month.  This should result in average third quarter production of about 430,000 to 432,000 BOE per day.

	●	Latin America volumes should remain comparable to the second quarter.
	●	The Middle East region production is expected as follows:
○ Consistent with the second quarter, we expect no production for Libya.

	○	In Iraq, we still are unable to reliably predict spending levels, which have a related impact in cost recovery barrels.
○
In Oman, production is expected to grow from our current gross production of 210,000 BOE per day to a year-end exit rate of 230,000 BOE per day, which should result in about a net 2,000 BOED per quarter growth.

○
In Qatar, we expect to gradually regain the production rate lost due to planned maintenance and mechanical issues resulting in about 3,000 BOE per day growth rate each quarter in the second half of the year, compared to the second quarter average.

	○	In Dolphin and Bahrain, production is expected to be similar to the second quarter levels.
	○	In Yemen, forecasting of production volumes remains difficult although currently Oxy operated production has been partially restored. We expect the range to be between 23,000 and 27,000 BOED.
●	We expect a lifting in Iraq in the third quarter of about 600,000 barrels of oil. Including this lifting, we expect sales volumes to be about 725,000 BOE per day at $95 WTI.
●	A $5.00 increase in WTI would reduce our production sharing contracts daily volumes by about 3,500 BOE per day.
●	Our total year capital expenditures remains at $6.8 billion, same as the guidance we gave last quarter.
With regard to prices -

●	At current market prices, a $1.00 per barrel change in oil prices impacts quarterly earnings before income taxes by about $37 million. The average second quarter WTI oil price was $102.56 per barrel.
●	A $1.00 per barrel change in NGL prices impacts quarterly earnings before income taxes by $7 million.
●	A swing of 50 cents per million BTUs in domestic gas prices has a $34 million impact on quarterly earnings before income taxes. The current NYMEX gas price is around $4.40 per MCF.
Additionally -
●	We expect exploration expense to be about $80 million for seismic and drilling for our exploration programs in the third quarter.
●
The chemical segment third quarter earnings are expected to moderate to about $225 million, mostly due to seasonal factors.  The third quarter Chemical segment results are expected to reflect continued strong export demand and overall good supply and demand balances across most products offset by some seasonal factors and turnarounds.  Historically, the fourth quarter is typically the weakest quarter and generally earnings are about half of the third quarter.

●	We expect our combined worldwide tax rate in the third quarter of 2011 to remain at about 38 percent.
●	Activity
● In California, we expect our current drilling program should result in more predictable production growth going forward. The status of permitting is generally unchanged from the prior quarter.  We have obtained enough permits to allow us to prosecute the program at the present pace until year end.  However, there remains some uncertainty around future permits, particularly related to injection wells.

●
Our overall rig count in the United States has gone from 38 at the end of 2010 to our current rate of 59 and is expected to grow to 74 at the end of the year.  This represents a 25 percent growth in total rig count from current levels.  The growth will be in Permian, the Williston Basin and South Texas.  This program leads to continued production growth next year.

Now we're ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Six Months
2011
Consolidated Statement of Cash Flows
Cash flow from operating activities	5,564
Cash flow from investing activities	(4,291)
Cash flow from financing activities	(1,857)
Change in cash	(584)

Free Cash Flow
Cash flow from operating activities	5,564
Capital spending	(2,958)
Cash dividends paid	(685)
Distribution to noncontrolling interest	(121)
Free cash flow from continuing operations	1,800